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                                                                    EXHIBIT 99.3

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Allied Waste Industries, Inc.
15880 North Greenway -- Hayden Loop
Scottsdale, Arizona 85260

Members of the Board:


     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Allied Waste Industries, Inc. ("Allied Waste") as Appendix C to the Joint Proxy Statement and Prospectus of Allied Waste and American Disposal Services, Inc. ("American Disposal") relating to the proposed merger transaction involving Allied Waste and American Disposal and references thereto and to our firm in such Joint Proxy Statement and Prospectus under the captions
"SUMMARY -- Opinions of Financial Advisors -- Allied Waste" and "THE MERGER AND RELATED TRANSACTIONS -- Additional Factors Considered by the Allied Waste Board" and "-- Opinion of Financial Advisor to Allied Waste." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                By: /s/ CREDIT SUISSE FIRST BOSTON
                                    CORPORATION

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                                  CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York

September 11, 1998